As filed with the Securities and Exchange Commission on November 2, 2017 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIMBALL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-0514506
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1600 Royal Street Jasper, Indiana (Address of Principal Executive Offices)	47549-1001 (Zip Code)
KIMBALL INTERNATIONAL, INC.
2017 STOCK INCENTIVE PLAN
(Full title of the plan)

Julia E. Heitz Cassidy
Vice President, General Counsel, Secretary and Chief Ethics and Compliance Officer
Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549
(Name and address of agent for service)

(812) 482-1600
(Telephone number, including area code, of agent for service)
Copy to:
Janelle Blankenship
Faegre Baker Daniels LLP
600 E. 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☐                                                                                       Accelerated filer  ☒
Non-accelerated filer  ☐ (Do not check if a smaller reporting company)            Smaller reporting company  ☐
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Class B Common Stock, $0.05 par value (1)	1,000,000	$19.915	$19,915,000	$2,479

(1)This Registration Statement registers 1,000,000 shares of the Registrant’s Class B Common Stock, par value $0.05 per share (the “Common Stock”), which were reserved for issuance under the Kimball International, Inc. 2017 Stock Incentive Plan (the “2017 Stock Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares which become issuable under the 2017 Stock Plan as a result of anti-dilution provisions described therein by reason of any stock split, stock dividend, or similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(3)
Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act using the average of the high and low sales prices of the Registrant's Common Stock as reported on the Nasdaq Stock Market LLC on October 27, 2017, which was $19.915 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the 2017 Stock Plan as may be required by Rule 428(b)(1). Such documents are not required to be and are not being filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
The following documents heretofore filed by Kimball International, Inc. (the “Registrant” or the “Company”) with the Commission are incorporated by reference in this Registration Statement:

(1)
The Registrant’s Annual Report on Form 10‑K for the fiscal year ended June 30, 2017, filed with the Commission on August 29, 2017 (the “Annual Report”), including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on September 12, 2017, incorporated by reference into the Annual Report;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed with the Commission on November 2, 2017;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on July 11, 2017 and November 2, 2017; and

(4)
The description of the Registrant’s Class B Common Stock contained in the Registrant’s Current Report on Form 8-K filed with the Commission on February 21, 2014, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to Julia E. Heitz Cassidy, Vice President, General Counsel, Secretary and Chief Ethics and Compliance Officer at the following address and telephone number: 1600 Royal Street, Jasper, Indiana 47549, (812) 482-1600.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, to which the officers or directors are made a party because such persons are or were officers or directors of the corporation. An officer or director may be indemnified where he or she has acted in good faith and, in the case of conduct in the person’s official capacity with the corporation, he or she reasonably believed the conduct was in the corporation’s best interests, and in all other cases, he or she reasonably believed the conduct was at least not opposed to the best interests of the corporation, and in the case of criminal proceedings he or she had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the corporation’s articles of incorporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. Under certain circumstances, a corporation may also pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the corporation’s articles of incorporation, or bylaws or resolutions of the corporation’s board of directors or shareholders.
The Registrant’s Amended and Restated Articles of Incorporation do not modify the statutory indemnification obligations of the IBCL.
The Registrant’s Restated By-laws require that the Registrant indemnify every person (and the heirs, executors and administrators of such person) who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant’s Board of Directors in any position or capacity or on any committee for the Registrant or for or in another corporation, partnership, association, trust, foundation, not-for-profit corporation, employee benefit plan or other organization or entity (an “Eligible Person”) against any and all liability and reasonable expense (including, without limitation, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by or on behalf of, an Eligible Person, and excise taxes assessed with respect to an employee benefit plan, but shall not in any event include any liability or expenses on account of profits realized by him or her in the purchase or sale of securities of the Registrant) that may be incurred by him or her in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding (whether brought by or in the right of the Registrant, of any other corporation or otherwise), and all appeals thereof, whether civil, criminal, administrative or investigative, formal or informal (a “Claim”), in which such Eligible Person may become involved, as a party or otherwise, by reason of the fact that he or she is or was an Eligible Person or by reason of any action taken or not taken by him or her in any such capacity, whether or not he or she continue in such capacity at the time such liability or expense is incurred, if (1) the Claim is terminated without any finding of liability or guilt against him or her; (2) a reasonable period of time expires after the making or threatened making of the Claim without the institution of the same, without any payment or promise made to induce a settlement; or (3) a court approves, with knowledge of the indemnity provided in the Restated By-laws, a settlement of the Claim.
If the Eligible Person is (1) determined to have acted in good faith and in a manner he or she reasonably believed (a) in the case of conduct in his or her official capacity, to be in the Registrant’s best interests; or (b) in all other cases, his or her conduct was at least not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful with regard to a specific Claim, then such Eligible Person may be indemnified upon motion of any of the Registrant’s directors and approval pursuant to one of the following procedures (“Permissive Indemnification”). If a quorum of directors eligible to decide the matter exists within the limitations and requirements of the IBCL, then such directors may (1) decide the question themselves; (2) refer the matter to special legal counsel for decision; or (3) decline to take either of these aforementioned actions. If a quorum of directors eligible to decide the matter does not exist within the limitations and requirements of the IBCL, a majority of the entire Board of Directors may (1) refer the matter to a committee of two or more directors who are eligible to vote thereon under the IBCL, who may either decide the matter themselves or refer the matter to special legal counsel for decision; (2) if such a committee cannot be appointed, refer the matter to special legal counsel pursuant to the procedures set forth in the IBCL; or (3) decline to take either of these aforementioned actions. Permissive Indemnification shall be deemed to have been denied (i) if a majority of any group of persons who are to decide the question do not vote in favor of the proposed indemnification; (ii) if the Registrant’s Board of Directors or any committee thereof declines to take any permitted action to either decide the question, refer it to a committee, or refer it to special legal counsel; (iii) if no decision is made by the person or persons who were to decide such question within a period of six (6) months after indemnification was first proposed to the Registrant’s Board of Directors; or (iv) to the extent that the dollar amount of any indemnification to be made by the Registrant is less than the total dollar amount of indemnification proposed or requested to be made. If proposed Permissible Indemnification is denied, the question may not be reconsidered at any subsequent time by the Registrant. Irrespective of the provisions of the Registrant’s Restated By-laws, at any time the Registrant’s Board of Directors may approve indemnification of directors and officers or other persons to the full extent permitted by the IBCL, whether on account of past or future transactions.
The Registrant’s Restated By-laws also provide that expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Registrant (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition of such Claim upon receipt of an undertaking by or on behalf of such Eligible Person to repay such amount, except that such undertaking shall not be required if he or she is entitled to indemnification by the Registrant.
As permitted by the IBCL, the Registrant maintains a standard policy of directors’ and officers’ liability insurance.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits to this Registration Statement are listed in the Index to Exhibits hereto and are incorporated herein by reference.
Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3(a) to the Registrant’s Form 10-Q, filed on November 2, 2017.
4.2	Restated By-Laws of the Registrant, incorporated by reference to Exhibit 3(b) to the Registrant’s Current Report on Form 8-K, filed on February 10, 2017.
5.1	Opinion of Faegre Baker Daniels LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Faegre Baker Daniels LLP (included in the Opinion of Faegre Baker Daniels LLP filed as Exhibit 5.1).
24	Powers of Attorney (included on the Signature Page of this Registration Statement).
99.1	Kimball International, Inc. 2017 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on November 2, 2017.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on November 2, 2017.

Kimball International, Inc. (Registrant)

By:	/s/ MICHELLE R. SCHROEDER
Michelle R. Schroeder
Vice President, Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert F. Schneider and Julia E. Heitz Cassidy, each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this Registration Statement on Form S-8 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, any amendments to such Registration Statement (including post-effective amendments) and any subsequent registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.

Signature	Title	Date

/s/ ROBERT F. SCHNEIDER	Chairman of the Board, Director, Chief Executive Officer (Principal Executive Officer)	October 31, 2017
Robert F. Schneider

/s/ MICHELLE R. SCHROEDER	Vice President, Chief Financial Officer (Principal Financial Officer)	October 31, 2017
Michelle R. Schroeder

/s/ DARREN S. GRESS	Corporate Controller (Principal Accounting Officer)	October 31, 2017
Darren S. Gress

/s/ TIMOTHY J. JAHNKE	Director	October 31, 2017
Timothy J. Jahnke

/s/ KIMBERLY K. RYAN	Director	October 31, 2017
Kimberly K. Ryan

/s/ GEOFFREY L. STRINGER	Director	October 31, 2017
Geoffrey L. Stringer

/s/ THOMAS J. TISCHHAUSER	Director	October 31, 2017
Thomas J. Tischhauser

/s/ KRISTINE L. JUSTER	Director	October 31, 2017
Kristine L. Juster

/s/ DR. SUSAN B. FRAMPTON	Director	October 31, 2017
Dr. Susan B. Frampton

/s/ PATRICK E. CONNOLLY	Director	October 31, 2017
Patrick E. Connolly